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                                                                    Exhibit 10.1




INFORMATION DENOTED BY [*] HEREIN HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

            FREEMARKETS, INC. LONG TERM ACCESS AND SERVICES AGREEMENT

         This Long Term Access and Services Agreement ("Agreement") is entered into as of April 17, 2000 ("Effective Date") by and between FreeMarkets, Inc. ("FreeMarkets"), with offices at 22nd Floor, One Oliver Plaza, 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and Visteon Corporation ("Client"), with offices at Visteon Headquarters, 5500 Auto Club Drive, Dearborn, Michigan 48126.

1. BACKGROUND

Subject to the terms and conditions of this Agreement and the Schedules attached hereto, which are made a part of this Agreement, FreeMarkets will provide, and Client will purchase, the following: (i) access by Client and its suppliers ("Suppliers") to the FreeMarkets(R) proprietary global online marketplace utilizing FreeMarkets' proprietary BidWare(R) software (the "Market") pursuant to which FreeMarkets conducts online auctions known as "Competitive Bidding Events" or "CBEs" to enable Client to procure specified parts, materials or services from Suppliers; (ii) the Market Making Team set forth in Schedule 1 to provide operational services related to the operation of the Market, the conduct of the CBE's ("Market Management") and the additional services as set forth in
Article 3 ("Market Making Services"); and (iii) after June 30, 2000, access by Client and its Suppliers to a set of Internet-based global on-line sourcing tools, as described in this Agreement. Capitalized terms not defined in this
Article 1 are defined in Article 15 herein.

2. MARKET ACCESS AND MARKET MANAGEMENT

         2.1 ACCESS TO MARKET. Subject to the terms and conditions of this Agreement, FreeMarkets grants Client and its Suppliers during the Term (as defined in Section 5.1), a non-exclusive, non-transferable right to access the Market solely for FreeMarkets to conduct CBE's on behalf of Client as set forth in this Agreement solely for the purpose of assisting Client in procuring specified parts, materials or services.

         2.2 STRUCTURING EVENTS. FreeMarkets will provide the Market Making Team set forth in Schedule 1 to assist Certified Buyers (as defined in Section 2.3(b) below) in structuring CBE's, including lot setting, establishing bidding parameters, and other factors relevant to the structuring of a CBE. These structuring services may be provided at Client sites or remotely by FreeMarkets.


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         2.3 TRAINING AND CERTIFICATION OF BUYERS.

                  (a) TRAINING OF BUYERS. At times mutually agreeable to FreeMarkets and Client, the Market Making Team will provide [*] on-site training sessions to Client's employees ("Buyers"). The sessions will train Buyers in how to use FreeMarkets' proprietary procedures related to the conduct of CBE's, including determining online market strategy and tactics.

                  (b) CERTIFICATION OF BUYERS. A Buyer who successfully completes the training set forth in Section 2.3(a) above shall be certified for access to the Market as a "Certified Buyer." Client agrees that only Certified Buyers will be permitted to access the Market. The certification of a Buyer in no way shall be interpreted as a guarantee that the Certified Buyer is able to operate, understand and use the Market without error. FreeMarkets has the right to de-certify any Certified Buyer who fails to abide by the terms and conditions of this Agreement.

         2.4 FREEMARKETS' INTERACTION WITH SUPPLIERS.

                  (a) SUPPLIER AGREEMENT. The Market Making Team will contact each Supplier identified by Client to participate in a particular CBE. In order for a Supplier to participate in a CBE, such Supplier must (i) execute FreeMarkets' standard Participating Agreement ("Participating Agreement") and
(ii) agree to the terms of FreeMarkets' standard click-wrap license agreement for FreeMarkets' proprietary software ("BidWare(R) for Suppliers") used by Suppliers to input and monitor bids during a CBE (the "Supplier License"). FreeMarkets reserves the right to alter the Participant Agreement and/or the Supplier License from time to time in its sole discretion.

                  (b) DELIVERY OF SOFTWARE TO SUPPLIERS. FreeMarkets shall provide to each Supplier that will participate in a particular CBE free access to BidWare for Suppliers, the associated online help, and a unique user identification number and password to be used for the CBE. Suppliers shall be responsible for (i) providing personal computers to run BidWare for Suppliers,
(ii) providing a Microsoft or Netscape Internet web browser of 4.0 or greater; and (iii) connection of such personal computers to the public Internet. In the event a Supplier is not able to obtain access to the public Internet, FreeMarkets can offer the Supplier access to FreeMarkets virtual private network.

                  (c) TRAINING OF SUPPLIERS. The Market Making Team will train designated employees of each Supplier via telephone to familiarize the Suppliers' employees with the operation of BidWare for Suppliers and the Market. Only employees of a Supplier who successfully complete the training provided by FreeMarkets ("Trained Supplier") may participate in a CBE. FreeMarkets has the right to revoke the "Trained Supplier" designation with respect to any Trained Supplier who fails to abide by the terms and conditions of the Participant Agreement or Supplier License, or to prohibit such Supplier from participating in a CBE.

         2.5 GLOBAL MARKET OPERATIONS CENTER. For the preparation and conduct of each CBE, FreeMarkets will provide staff and equipment from its Global Market Operations Center



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("GMOC") located at FreeMarkets' facility in Pittsburgh, Pennsylvania, USA, its
European Market Operations Center ("EMOC") located at FreeMarkets' facility in Belgium, Brussels or such other location determined solely by FreeMarkets, to handle all CBE related activities as follows: (i) load all relevant CBE and technical parameters provided by Certified Buyers into the Market; (ii) authenticate the identities of all Trained Suppliers and Certified Buyers involved in each CBE and maintain password security within the Market; (iii) maintain the GMOC and/or EMOC for Trained Suppliers and Certified Buyers to call with questions or technical problems before, during or within a reasonable time after the CBE; (iv) establish secure connectivity through the public Internet or establish and maintain a secure private network if Buyers and Suppliers do not have access to the public Internet; (v) conduct procedures for verifying that Trained Suppliers are prepared and present on bid-day; (vi) communicate any changes or adjustments to all Trained Suppliers; (vii) respond to Trained Supplier problems that might prevent bidding with a secure "surrogate bidding" system; and (viii) close bidding only after FreeMarkets' determination that no Trained Suppliers experienced difficulties material to the bidding process.

         2.6 VIEWING CBE'S. Client may access information regarding the progress of each CBE by (i) viewing, through a public Internet connection, such CBE at a Client's site as reasonably requested by Client using Clients' own computer equipment, (ii) viewing such CBE at a Client's site as reasonably requested by Client by having FreeMarkets present such CBE using FreeMarkets' computer equipment, or (iii) by requesting FreeMarkets to fax or e-mail CBE result reports from the GMOC and/or EMOC to Certified Buyers.

         2.7 BIDWARE FOR BUYERS.

                  (a) GENERAL. In the event that Client notifies FreeMarkets that Client wishes to have copies of FreeMarkets' proprietary BidWare software for Buyers ("BidWare for Buyers") resident on Client's own personal computers to view one or more CBE's, FreeMarkets shall deliver such BidWare for Buyers to Client. Buyers shall be responsible for (i) providing personal computers to run BidWare for Suppliers, (ii) providing a Microsoft or Netscape Internet web browser of 4.0 or greater; and (iii) connection of such personal computers to the public Internet. In the event a Buyer is not able to obtain access to the public Internet, FreeMarkets can offer the Supplier access to FreeMarkets virtual private network.

                  (b) LIMITATIONS ON USE. Client's use of BidWare for Buyers shall be limited to Certified Buyers who may use BidWare for Buyers solely for
(i) viewing CBE's; (ii) querying the database contained in BidWare for Buyers; and (iii) creating reports of CBE results. Under no circumstances shall Client
(i) allow BidWare for Buyers to be made available on a server or network other than the network provided by FreeMarkets for the conduct of a CBE, or (ii) allow BidWare for Buyers to be copied, for any purpose other than to produce a single archival (backup) copy, or (iii) decompile, disassemble or reverse engineer BidWare for Buyers.

         2.8 PUBLIC INTERNET ACCESS TO FREEMARKETS' GLOBAL ON-LINE BIDDING SYSTEM. FreeMarkets agrees that no later than June 30, 2000 (i) the Market access provided to Client by FreeMarkets will be available through the public Internet; and (ii) FreeMarkets will provide

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Client with access to an Internet site where Certified Buyers can (a) request online that FreeMarkets conduct a CBE for Client; (b) review Suppliers' status; and (c) review results of past Client on-line bidding activity. FreeMarkets agrees that no later than [*], FreeMarkets will [*].

3. MARKET MAKING SERVICES.

         3.1 MARKET MAKING TEAM. In addition to the Market Management set forth in Section 3, the Market Making Team will provide Market Making Services to Client at times and for durations which are mutually agreeable to the parties.

         3.2 MARKETING MAKING SERVICES. Market Making Services may consist of the following:

                  (a) SPEND ANALYSIS AND SEGMENTATION. Working with Client to Aggregate spend information across Client sites regarding parts, materials and services in an effort to determine appropriate spend segments for online markets;

                  (b) WRITING TOTAL COST RFO'S. Working with Client to develop the information for, and/or write, a Request for Quotation ("RFQ") designed to establish parameters of the parts, materials or services up for bid in a CBE. Such work will include assistance related to technical, quality, logistical and commercial specifications, as well as print checks and takeoffs; and

                  (c) IDENTIFYING POTENTIAL SUPPLIERS. Working with Client to research, identify, and recruit potential suppliers for a CBE.

4. CLIENT RESPONSIBILITIES.

         4.1 SCHEDULING OF CBE'S. FreeMarkets and Client shall agree on a mutually acceptable time and date for each CBE and a time line for conducting the CBE. Client shall inform FreeMarkets of its desire to schedule a CBE as soon as practicable but not less than [*] business days prior to the proposed date for such CBE.

         4.2 INFORMATION. Client shall provide FreeMarkets with all information that FreeMarkets may reasonably request for purposes of conducting CBE's and performing Market Making Services. At least [*] business days prior to the scheduled date for a CBE and to the extent not generated or provided in connection with the Market Making Services, Client shall (i) provide FreeMarkets with all of the necessary information regarding parts, materials or services to be bid on in the CBE, including, without limitation, the reserve price (if any), the lot sizes and the identity of the Suppliers who will be invited to participate in the CBE, and (ii) provide each Supplier, with assistance from FreeMarkets, with a copy of the applicable completed RFQ.

         4.3 RULES. Client shall abide by the following rules: (a) Client shall approve the list of Suppliers invited to participate in the CBE prior to the CBE; (b) Client acknowledges that it

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intends to award the business up for bid to participating Suppliers and not to award the business to non-participating Suppliers; (c) Client shall not negotiate with non-participating Suppliers for the business up for bid in the CBE; (d) Client may consider multiple criteria in addition to price in determining which Supplier should be awarded the business up for bid; (e) Client shall honor lot structures communicated to suppliers in RFQ's and subsequent official communications, awarding business in complete lots; and (f) Client shall refrain from additional price negotiations outside of the online bidding mechanism, except to clarify final details as are typically reserved until after the bidding.

         4.4 AWARDS. Client shall be solely responsible for determining the award of business up for bid in a CBE.

         4.5 COOPERATION. Client shall cooperate with FreeMarkets in the structuring, preparation and performance of a CBE, as reasonably requested by FreeMarkets.

         4.6 PERSONNEL. Client will designate an employee as the prime contact ("Prime Contact") responsible for all FreeMarkets matters. This Prime Contact will have the authority to ensure that all Client commitments are met and will commit significant time to understanding the FreeMarkets' Market. Client may change the Prime Contact at any time upon written notice to FreeMarkets.

5. TERM AND TERMINATION.

         5.1 TERM. The "Term" of this Agreement is set forth in Schedule 1.

         5.2 TERMINATION FOR CAUSE. In the event of any material breach of this Agreement, the non-breaching party may terminate this agreement prior to the end of the Term by giving [*] days prior written notice to the breaching party; provided, however, that this Agreement shall not terminate if the breaching party has cured the breach prior to the expiration of such [*] day period.

         5.3 SURVIVAL. Articles 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 shall survive any termination of this Agreement.

6. FEES AND COSTS.

         6.1 FEES. In consideration of FreeMarkets' obligations set forth herein, Client agrees to pay FreeMarkets the fees set forth in Schedule 1. Client's obligation to make payments hereunder shall survive expiration or termination of this Agreement.

         6.2 EXPENSES. In addition to the fees set forth in Section 6.1, Client is responsible for all reasonable out-of-pocket expenses, including, without limitation, network, travel, copying and business expenses incurred by FreeMarkets while performing the services set forth in this Agreement.

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         6.3 PAYMENT. Invoices for all fees or expenses incurred during a calendar month will be invoiced within [*] days of the last business day of such month. Client shall pay all invoices within thirty [*] of receipt. Any amount that is not paid within [*] days of the date due will bear interest at the rate of [*] per month, or the maximum rate allowed by law, whichever is less. FreeMarkets shall be entitled to recover its costs and expenses incurred in collecting any amounts due hereunder, including reasonable attorneys' fees. All fees and costs set forth in this Agreement are stated in, and shall be paid in, the currency of the United States of America.

         6.4 TAXES. Fees and expenses under this Agreement are exclusive of all taxes, including national, state or provincial and local use, sales, property and similar taxes, if any. Client agrees to pay such taxes (excluding any taxes based on FreeMarkets' net income) unless Client has provided FreeMarkets with a valid exemption certificate.

7. WARRANTS TO PURCHASE FREEMARKETS, INC. COMMON STOCK. Upon the execution of this Agreement, FreeMarkets shall issue to Visteon a non-forfeitable warrant in the form attached hereto as Schedule 2 (the "Warrant").

8. CONFIDENTIAL INFORMATION.

         8.1 For as long as this Agreement is in effect and for ten (10) years thereafter, each party shall use the Confidential Information (as defined in Section 8.2) of the other party only in furtherance of this Agreement and shall not transfer or otherwise disclose the Confidential Information of the other party to any third party except for contractors and/or agency personnel who are performing services for the Client, provided such contractors and/or agency personnel are (a) approved in writing in advance by FreeMarkets, and (b) agrees to be bound by a written agreement with Client which provide for the protection of confidential information no less restrictive than this Agreement ("Authorized Contractors and/or Agents"). Each party shall (i) give access to such Confidential Information solely to those employees with a need to have access thereto and any Authorized Contractors and/or Agents with a need to have access thereto, and (ii) take the same security precautions to protect against disclosure or unauthorized use of such Confidential Information that the party takes with its own confidential information but, in no event, shall a party apply less than a reasonable standard of care to prevent such disclosure or unauthorized use. The parties agree to promptly return or destroy the other party's Confidential Information upon the termination of this Agreement.

         8.2 For the purposes of this Agreement, "Confidential Information" shall mean confidential, non-public or other proprietary information in any form, whether written or oral (if thereafter reduced to a writing and submitted to the non-disclosing party within thirty (30) days of the date of the oral disclosure), that is disclosed by Client or FreeMarkets under this Agreement including, without limitation, training material, software code and designs, product specifications and documentation, business and product plans, forecasts, pricing and other confidential business information. The parties acknowledge and agree that all written/tangible Confidential Information shall be marked "Confidential." In addition, FreeMarkets' Confidential Information shall include any and all proprietary and confidential information regarding FreeMarkets' on-line market making process including, but not limited to, FreeMarkets' spend

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analysis and segmentation process; FreeMarkets' RFQ preparation process;
FreeMarkets' supplier identification process; FreeMarkets' training processes and FreeMarkets' processes regarding conducting a FreeMarkets Competitive Bidding Event ("CBE") utilizing FreeMarkets proprietary BidWare software. Confidential Information shall not include information which: (i) is or becomes public knowledge without any action by, or involvement of the receiving party; or (ii) is independently developed by the receiving party without use of, or reference to, the Confidential Information of the disclosing party. Either party may disclose the Confidential Information of the other party pursuant to any judicial or governmental order or regulation to the extent required by such order or regulation, provided that such party provides the other party with sufficient prior notice to contest such order or seek appropriate confidential treatment of the Confidential Information. The parties agree not to disclose the pricing terms and conditions of this Agreement without the prior written consent of the other party.

         8.3 Notwithstanding anything to the contrary herein, FreeMarkets shall have the right to (i) use all data generated in connection with the conduct of CBEs to determine general price trends in various supply industries, create predictive analyses useful for estimating likely market prices and other general business purposes, including, without limitation, publication of the filtered results of CBEs, provided such publication does not, in any manner, identify Client by name, and (ii) list or otherwise identify Client as a client in customer lists and other publication materials.

9. INTELLECTUAL PROPERTY RIGHTS. Except as otherwise expressly set forth in the Supplier License and Section 3.7, this Agreement grants no rights whatsoever to Client or any Supplier in the patents, copyrights, trade secrets, trademarks, service marks or other intellectual property rights of FreeMarkets, including any rights in the Market, whether created prior to, during or after the performance of this Agreement.

10. DISCLAIMER OF WARRANTIES. FreeMarkets warrants that it will perform the services required under this Agreement in a professional manner and that the services required to be performed under this Agreement will be performed by qualified personnel. EXCEPT FOR ANY EXPRESS WARRANTIES MADE HEREIN, FREEMARKETS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY FOR FITNESS FOR A PARTICULAR PURPOSE.

11. INDEMNIFICATION.

         11.1 INTELLECTUAL PROPERTY INFRINGEMENT. FreeMarkets shall defend and indemnify Client from any cost, damage, liability or expense (including reasonable attorneys' fees) brought against Client by a third party to the extent that it is based on a claim that the use of BidWare for Buyers software provided hereunder, as provided by FreeMarkets to Client, infringes a third party United States patent or United States copyright. Client agrees to notify FreeMarkets promptly in writing of any claim and to provide all available information and assistance regarding such claim. [*]. FreeMarkets shall have no liability for any claim or suit to the extent

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it is based on (i) the combination, operation or use of the BidWare(R) for
Buyers software with services, data, equipment, devices or software not supplied by FreeMarkets; (ii) the alteration or modification of the BidWare(R) for Buyers software not made by FreeMarkets; or (iii) the failure by Client to use the most recent version of the BidWare(R) for Buyers software provided to Client.

         11.2 PERSONAL INJURY. Each party shall defend and indemnify the other party and its affiliates, officers, directors and employees from any cost, damage liability or expense (including reasonable attorneys' fees) brought against, incurred by, or demanded from the indemnified party to the extent that it is based on a claim for injuries (including death) to persons directly arising out of the indemnifying party's conduct, except to the extent caused by the negligence or willful misconduct of the indemnified party or a third party. The indemnified party agrees to notify the indemnifying party promptly in writing of any claim and to provide all available information and reasonable assistance regarding such claim. The indemnified party shall be entitled to participate in such defense provided that the indemnifying party shall have the sole authority to defend, compromise or settle the claim.

12. LIMITATION OF LIABILITY. [*], IN NO EVENT WILL FREEMARKETS' LIABILITY FOR ANY AND ALL CLAIMS, LOSSES OR DAMAGES ARISING OUT OF OR RELATING TO, IN WHOLE OR IN PART, THIS AGREEMENT, WHETHER IN CONTRACT, TORT, NEGLIGENCE OR OTHERWISE, EXCEED [*]. [*] IN NO EVENT WILL CLIENT'S LIABILITY FOR ANY AND ALL CLAIMS, LOSSES OR DAMAGES ARISING OUT OF OR RELATING TO, IN WHOLE OR IN PART, THIS AGREEMENT, WHETHER IN CONTRACT, TORT, NEGLIGENCE OR OTHERWISE, EXCEED THE AGGREGATE AMOUNTS DUE DURING THE TERM PURSUANT TO ARTICLE 6 AND SCHEDULE 1 HEREOF.

13. DISCLAIMER OF CONSEQUENTIAL DAMAGES. UNDER NO CIRCUMSTANCES WHATSOEVER WILL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOSSES RESULTING FROM BUSINESS INTERRUPTION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

14. ARBITRATION. Except for controversies or claims arising from the alleged misuse of Confidential Information or intellectual property rights, any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration held in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitration panel to be appointed shall consist of three neutral arbitrators. Each party shall select one arbitrator, and the arbitrators so selected shall select the third arbitrator. Judgment upon an award rendered by the arbitrators may be entered into any court having personal and subject matter jurisdiction. All proceedings under this Section 14, and all evidence given or discovered pursuant hereto, shall be deemed to be Confidential Information of the disclosing party.

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15. DEFINITIONS.

         15.1 "AWARD DATE" means:

                  (i) For a good or service in a completed CBE, the date of the CBE, and

                  (ii) For a good or service in an Off-Line Sourcing Project, the earlier of: (i) the date that Supplier is notified in writing of the award of the contract for the good or service; (ii) the date that a purchase order or similar document is issued for the purchase of the good or service; (iii) the date that payment is issued for the good or service; or (iv) the date that the good or service is delivered.

         15.2 "CONTRACT YEAR" means each twelve (12) month period commencing on May 1, 2000 or any anniversary thereof during the Term (as defined in Schedule
1).

         15.3 "CUMULATIVE BID VOLUME" means: (i) the sum, of all CBE's completed during a Contract Year, of: the product of the Historic Price for each good or service included in a completed CBE multiplied by the volume of such good or service included in the completed CBE, plus (ii) the sum, for all goods or services that are the subject of an Off-Line Sourcing Project during a Contract Year, of: the product of the Historic Price for each good or service that is the subject of an Off-Line Sourcing Project multiplied by the volume of such good or service so awarded by Client. The Cumulative Bid Volume shall be reset to zero at the commencement of each Contract Year.

         15.4 "HISTORIC PRICE" means the price of a good or service that is: (i) [*], or (ii) [*]. If a Sourcing Project includes a good or service that has not been previously purchased by Client, Client shall so notify FreeMarkets and the parties shall negotiate in good faith to agree to an Historic Price for such good or service prior to FreeMarkets performing services in connection with such Sourcing Project. If the parties fail to agree, FreeMarkets shall have no obligation to include such good or service in a Sourcing Project.

         15.5 "OFF-LINE SOURCING PROJECT" means a Sourcing Project where the good or service comprising the Sourcing Project is procured by the Client without the use of a CBE. In the event that a CBE is completed for only a portion of the goods or services in a Sourcing Project, that portion so completed will be deemed to be part of a completed CBE and the remainder of the goods and services will be deemed to be included in an Off-Line Sourcing Project.

         15.6 "SOURCING PROJECT" means any project where FreeMarkets provides one or more of the following services: (i) prepares an RFQ for the project, (ii) identifies, screens or trains Suppliers for the project, or (iii) provides access to the Market for the conduct of CBE's.

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16. GENERAL.

         16.1 COMPLETE UNDERSTANDING; MODIFICATION. This Agreement, including the schedules attached hereto, constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by both parties hereto.

         16.2 NONASSIGNABILITY AND BINDING EFFECT. Client shall not assign this Agreement to any third party without the prior written consent of FreeMarkets. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

         16.3 INDEPENDENT CONTRACTORS. FreeMarkets is an independent contractor with respect to this Agreement and is not an agent of Client.

         16.4 GOVERNING LAW. This Agreement and any claims, whether in contract, tort or otherwise, arising from this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law. The UN Convention for the International Sale of Goods is expressly excluded. For any actions initiated by either party, the parties agree that the state and federal courts sitting in New York, New York shall have proper and exclusive jurisdiction and venue for any proceedings arising from this Agreement.

         16.5 PUBLICITY. The parties will produce a joint press release which must be approved for release in advance and in writing by each of the parties. Such joint press releases shall be issued no later than April 30, 2000. In addition, the parties agree to engage in other public relations efforts on a regular basis during the first twelve months of this Agreement. Notwithstanding the foregoing, neither party shall, without the other party's prior written consent, which shall not be unreasonably withheld, make any news release, public announcement, public denial or public confirmation of the existence of this Agreement unless this Agreement is required to be disclosed with a governmental entity pursuant to a governmental filing requirement. FreeMarkets and Client agree to utilize reasonable commercial efforts to give each other reasonable notice and a copy of any proposed and final public announcement regarding the relationship created pursuant to this Agreement.


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         IN WITNESS WHEREOF, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND,
HAVE EXECUTED THIS AGREEMENT AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE.

FREEMARKETS, INC.                          VISTEON CORPORATION

By: /s/ Glen T. Meakem                     By: /s/ Craig Mulhauser
   ---------------------------                --------------------------------

Title: Chairman and CEO                    Title: President
      ------------------------                   -----------------------------



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                                   SCHEDULE 1

                        TERM, FEES AND MARKET MAKING TEAM

1. TERM OF AGREEMENT: The term shall begin on the Effective Date and continue until May 1, 2005 (the "Term").

2. FEES. Pursuant to Section 6.1 of the Agreement, Client agrees to pay FreeMarkets the Fixed and Variable Fees set forth below:

     2.1 FIXED FEE. Client shall pay FreeMarkets a fixed fee of [*] per calendar month ("Fixed Fee") during the Term. Unless otherwise specifically set forth in the Agreement, the Fixed Fee shall be prorated for any month that this Agreement is in effect for less than an entire calendar month.

     2.2 VARIABLE FEES. In addition to the Fixed Fee described above, Client shall pay FreeMarkets, with respect to each month during a Contract Year, a "Volume Based Monthly Fee" that is based upon the amount by which the Cumulative Bid Volume for such Contract Year has exceeded [*] by the end of the applicable month. The Volume Based Monthly Fee with respect to each month during a Contract Year of the Term shall be
          (i) [*].

3. MARKET MAKING TEAM. To perform its obligations under the Agreement, FreeMarkets shall provide Client with up to [*] full-time equivalent employees ("FTE's") to perform Market Making Services. If Client's requirements for Market Making Services exceed the capacity of up to [*] FTE's, FreeMarkets shall propose to Client a change in the number of FTE's and fees to be paid therefor. Unless the parties agree to such change in writing, the FTE's and fees paid therefor shall remain unchanged.